Exhibit 16.1

October 12, 2023

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Giant Oak Acquisition Corporation under Change in Registrant’s Certifying Accountant section of its Form S-1 dated October 12, 2023. We agree with the statements concerning our firm in such Form S-1; we are not in a position to agree or disagree with other statements of Giant Oak Acquisition Corporation contained therein.

Very truly yours,

/s/ Marcum LLP

New York, New York